JOINT INSURED BOND AGREEMENT BY AND AMONG

AMERICAN INDEPENDENCE FUNDS TRUST

RX FUNDS TRUST

(the “TRUSTS”)

AND
RISKX INVESTMENTS, LLC

JOINT INSURED BOND AGREEMENT, dated as of August 12, 2015 by and among the Trusts and RiskX Investments, LLC.

The portfolios of the Trusts are managed investment companies registered under the Investment Company Act of 1940, as amended (the “Act”). By the terms of Rule 17g-1 promulgated by the Securities and Exchange Commission under the Act, the parties are required to provide and maintain in effect a bond against larceny and embezzlement by their officers and employees. By the terms of such rule the parties are authorized to secure a joint insured bond which names all of the parties as insured.

     A majority of the Board of Trustees of each of the parties who are not “interested persons” of such party as defined in Section 2(a)(19) of the Act have given due consideration to all factors relevant to the form, amount and ratable allocation of premiums of such a joint insured bond, and the majority of such trustees of each party have approved the amount, type, form and coverage of the bond and the portion of the premium payable by that party hereunder.

     The parties have determined that the allocation of the proceeds payable under the joint insured bond as set forth herein (which takes into account the minimum amount of bond required for each party by Rule 17g-1 if it maintained a single insured bond) is equitable.

     Accordingly, the parties, in consideration of the mutual covenants and promises contained herein, agree as follows:

1.     Intention to Procure Bond. The parties will continue to procure from a reputable fidelity company a joint insured bond insuring each against larceny and embezzlement of its securities and funds by such of its officers and employees who may, singly or jointly with others, have access, directly or indirectly, to such securities or funds.

The bond shall name each of the parties as an insured, and shall comply with the requirements for such bonds established by Rule 17g-1.

2.     Amount. The bond shall be in the amount based upon the total assets of each party, which are equal to or in excess of the minimum coverages required for each of the parties under Rule 17g-1.

3.     Ratable Allocation of Premium. Each party will pay the percentage of the premium due under the bond which is proportionate to the coverage as described in Paragraph 2.

4.     Ratable Allocation of Proceeds.

(a)   If more than one of the parties is damaged in a single loss for which recovery is received under the joint insured bond, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate fully to indemnify each such party sustaining a loss.

(b)   If the recovery is inadequate fully to indemnify each such party sustaining a loss, the recovery shall be allocated among such parties as follows:

                               (i)     Each party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or the amount of coverage maintained by such party as set forth under Paragraph 2.

                              (ii)     The remaining portion of the proceeds shall be allocated to each party sustaining a loss not fully covered by the allocation under subparagraph (i) in the proportion that each such party’s gross assets as of the end of its fiscal quarter preceding the loss bears to the sum of the gross assets of all such parties. If such allocation would result in any party sustaining a loss receiving a portion of the recovery in excess of the loss actually sustained by the party, the aggregate of such excess portions shall be allocated among the other parties whose losses would not be fully indemnified in the same proportion as each such party’s gross assets bear to the sum of the gross assets of all parties entitled to receive a share of the excess (both determined as of the end of the fiscal quarter of each party preceding the loss). Any allocation in excess of a loss actually sustained by any such party shall be reallocated in the same manner.

5.     Claims and Settlements. Each party shall, within five days after making any claim under the bond, provide every other party with written notice of the amount and nature of such claim. Each party effecting a settlement of any claim shall, within five days after the settlement, provide the other parties with written notice of the terms of settlement of any claim by such party made under the bond. In the event that two or more parties shall agree to a settlement of a claim made under the bond with respect to a single loss, notice of the settlement shall also include calculation of the amounts to be received under Paragraph 4 hereof. The officer to each party designated as responsible for filing notices required by paragraph (c) of Rule 17g-1 under the Act shall give and receive any notice required hereby.

6.     Modification and Amendments. If a party shall determine that the coverage required by Rule 17g-1 for such party has changed, or that the amount of the total coverage allocated to such party should otherwise be modified, it shall so notify the other parties setting forth the modification which it believes to be appropriate, and the proposed treatment of any increased or return premium. Within 60 days after such notice, the parties shall seek the approval required by Rule 17g-1, and if approvals are obtained, shall effect an amendment to this Agreement and the bonds.

Any party may terminate this Agreement (except with respect to losses occurring prior to such withdrawal) by giving at least 60 days’ written notice to the other parties. The party terminating the Agreement shall thereafter be removed as a named insured in accordance with Rule 17g-1 and the party shall be entitled to receive a pro rata portion of any return of premium paid to the insurance company.

7.     No Assignment. This agreement is not assignable.

8.     Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute a single instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed in its name and on behalf of its duly authorized representative as of the date first above written.

AMERICAN INDEPENDENCE FUNDS TRUST
American Independence Stock Fund
American Independence International Alpha Fund
American Independence Boyd Watterson Short-Term Enhanced Bond Fund
American Independence Boyd Watterson Core Plus Fund
American Independence Kansas Tax-Exempt Bond Fund
American Independence U.S. Inflation-Indexed Fund
American Independence Risk-Managed Allocation Fund
American Independence Large Cap Growth Fund

By:	/s/ Susan L. Silva
Title: Secretary and Treasurer

RX FUNDS TRUST
Rx Tactical Rotation Fund
Rx MAR Tactical Moderate Growth Fund
Rx MAR Tactical Growth Fund
Rx Traditional Allocation Fund
American Independence Laffer Dividend Growth Fund

By:	/s/ Susan L. Silva
Title: Treasurer and Secretary

RISKX INVESTMENTS, LLC

By:	/s/ Eric M. Rubin
Title: President, Fund Services